Exhibit 99.2

NovaDel Pharma, Inc. to Present at the Micro-Cap Investor’s Summit

FLEMINGTON, N.J.--(BUSINESS WIRE)--March 23, 2005--Barry Cohen, Vice President of Business and New Product Development of NovaDel Pharma, Inc. (AMEX: NVD), will be presenting at the 3rd Annual Micro-Cap Investor’s Summit at 9:20 AM EST on Thursday, March 24, 2005. Hosted by the Wall Street Reporter, the forum is being held at The Lotos Club at 5 East 66th Street in New York City.

About NovaDel Pharma, Inc.

NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The company’s proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc. Contact: Michael Spicer Chief Financial Officer (908) 782-3431 ext. 2550	Investor Contact: Christie Mazurek/John Nesbett Media Contact: Janet Vasquez The Investor Relations Group (212) 825-3210